UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2020

Square, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37622	80-0429876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1455 Market Street, Suite 600

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(415) 375-3176

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0000001 par value per share	SQ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 1, 2020, Square, Inc. (the “Company”) replaced its existing revolving credit agreement (the “Existing Credit Agreement”) by entering into a Revolving Credit Agreement, dated as of May 1, 2020, among the Company, the lenders party thereto, and Goldman Sachs Bank USA, as administrative agent (the “Credit Agreement”).

The Credit Agreement provides for a senior unsecured revolving credit facility of up to $500.0 million that matures three years after the effective date, with the right (subject to certain conditions, including the agreement of the Lenders) to add an incremental revolving credit facility of up to the greater of (x) $413.0 million and (y) 100% of the Company’s consolidated adjusted EBITDA for the most recently ended period of four fiscal quarters, plus (b) the aggregate amount of any permanent optional reductions of commitments, plus (c) an unlimited amount after giving effect to the incurrence of any such incremental facility pursuant to the Credit Agreement, so long as the Company’s total net leverage ratio for the most recently ended period of four fiscal quarters does not exceed 2.5:1.00 on a pro forma basis. The three-year revolving credit facility provides for borrowings up to the amount of the facility with a sublimit of up to $50.0 million to be available for the issuance of letters of credit. At closing, no amounts were drawn under the revolving credit facility and there were no outstanding letters of credit under the revolving credit facility.

Under the Credit Agreement, loans bear interest, at the Company’s option, at an annual rate based on LIBOR or a base rate. Loans based on LIBOR shall bear interest at a rate between LIBOR plus 1.25% and LIBOR plus 1.75%, depending on the Company’s total net leverage ratio. Loans based on the base rate shall bear interest at a rate based on the highest of the prime rate, the federal funds rate plus 0.50%, and the adjusted LIBOR rate plus 1.00%, in each case, plus a margin ranging from 0.25% to 0.75%, depending on the Company’s total net leverage ratio. The Company is required to pay a commitment fee equal to 0.15% per annum on the undrawn portion available under the revolving credit facility.

The Credit Agreement contains customary affirmative and negative covenants and restrictions typical for a financing of this type that, among other things, restrict the Company and its restricted subsidiaries’ ability to incur additional indebtedness, create liens, merge or consolidate or make certain dispositions, pay dividends and make distributions, enter into restrictive agreements, enter into agreements with affiliates, and make certain investments and acquisitions. The Credit Agreement also contains a financial covenant that requires the Company to maintain a minimum liquidity amount of at least $250.0 million, tested on a quarterly basis. The Credit Agreement contains customary events of default relating to, among other things, payment defaults, breach of covenants, cross default to material indebtedness, bankruptcy-related defaults, judgment defaults, and the occurrence of certain change of control events. Non-compliance with one or more of the covenants and restrictions or the occurrence of an event of default could result in the full or partial principal balance of the Credit Agreement becoming immediately due and payable and termination of the commitments.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement, the Company terminated the Existing Credit Agreement. The Existing Credit Agreement provided for a five-year $375.0 million senior unsecured revolving credit facility, which the Company entered into on November 2, 2015 with the lenders party thereto and JPMorgan Chase Bank, N.A, as administrative agent. The Existing Credit Agreement contained customary events of default and covenants, including, a limit on the Company’s and its subsidiaries’ ability to incur additional indebtedness, create liens, merger or consolidate or make certain dispositions, pay dividends or make distributions, enter into restrictive agreements, and enter into agreements with affiliates. As of the closing date of the Credit Agreement and the termination of the Existing Credit Agreement, there were no outstanding loans and no letters of credit outstanding.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Revolving Credit Agreement, dated as of May 1, 2020, by and among Square, Inc., as borrower, the lenders party thereto, and Goldman Sachs Bank USA, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SQUARE, INC.

Date: May 6, 2020	By:	/s/ Sivan Whiteley
Sivan Whiteley
General Counsel and Corporate Secretary